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                                                                       EXHIBIT 5

                                 April 25, 2001

Stanley Furniture Company, Inc.
1641 Fairystone Park Highway
Stanleytown, Virginia 24168

Gentlemen:

         You propose to file as soon as possible with the Securities and Exchange Commission a registration statement on Form S-8 (the "Registration Statement") relating to the Stanley Furniture Company, Inc. Scheffer Option Grant (the "Plan"). The Registration Statement covers l00,000 shares of Common Stock which have been reserved for issuance under the Plan.

         We are of the opinion that the 100,000 shares of Common Stock which are authorized for issuance under the Plan, when issued or sold in accordance with the terms and provisions of the Plan, will be duly authorized, legally issued, fully paid and nonassessable.

         We consent to the use of this opinion as Exhibit 5 to the Registration Statement.

                                            Very truly yours,



                                            s/McGuireWoods LLP